As filed with the Securities and Exchange Commission on January 11, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeuBase Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-5622433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Technology Drive, Third Floor Pittsburgh, Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

2019 Stock Incentive Plan

(Full title of the plan)

Dr. Dietrich Stephan

President and Chief Executive Officer

NeuBase Therapeutics, Inc.

700 Technology Drive, Third Floor

Pittsburgh, Pennsylvania 15219

(Name and address of agent for service)

(646) 450-1790

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:
Jeffrey T. Hartlin, Esq.
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
(650) 320-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share, reserved for issuance under the Plan (as defined below)	1,216,719	$7.00(3)	$8,517,033(3)	$930
Common Stock, $0.0001 par value per share, issuable pursuant to outstanding options under the Plan	368,455	$7.86(4)	$2,896,057(4)	$316
Total				$1,246
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock, $0.0001 par value per share (the “Common Stock”) of NeuBase Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Stock Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of Common Stock that were added to the shares available for issuance under the Plan on October 1, 2019 and on October 1, 2020 pursuant to the automatic increase feature of the Plan, which provides that the number of shares reserved for issuance under the Plan will automatically increase on October 1st of each year for ten years, starting on October 1, 2019 and ending on (and including) October 1, 2028, by the lesser of (a) four percent (4.0%) of the total number of the Registrant’s Common Stock outstanding as of September 30th of the immediately preceding fiscal year and (b) such number of shares of Common Stock determined by the Registrant’s board of directors.
(3)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported on The NASDAQ Capital Market on January 4, 2021, which was $7.00 per share of Common Stock.
(4)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act, based upon the weighted average exercise price of $7.86 of the outstanding but unexercised stock options previously granted under the Plan.

EXPLANATORY NOTE

NeuBase Therapeutics, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 1,585,174 additional shares of Common Stock issuable pursuant to the Plan.

Pursuant to the Registration Statement on Form S-8 (File No. 333-233346) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on August 16, 2019 (the “Prior Registration Statement”), the Registrant previously registered an aggregate of 3,100,000 shares of Common Stock under the Plan.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

•	the Registrant’s Annual Report on Form 10-K (No. 001-35963) for the fiscal year ended September 30, 2020, filed with the Commission on December 23, 2020;

•	the Registrant’s Current Reports on Form 8-K (No. 001-35963) filed with the Commission on October 6, 2020, December 2, 2020 and December 16, 2020 (other than with respect to Item 7.01 thereof and Exhibit 99.1 thereto); and

•	the description of the Registrant’s Common Stock, contained in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K (No. 001-35963) for the fiscal year ended September 30, 2019, filed with the Commission on January 10, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the above, information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

NeuBase Therapeutics, Inc.

700 Technology Drive, Third Floor

Pittsburgh, PA 15219

(646) 450-1790

Attn: Chief Financial Officer

ITEM 9.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Consulting Warrants (incorporated herein by reference to Exhibit 10.21 to the Registrant’s Quarterly Report on Form 10-Q, for the fiscal quarter ended June 30, 2011, filed on August 15, 2011)

4.2	Form of Series A Warrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on December 8, 2016)

4.3	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on April 6, 2017)

4.4	NeuBase Therapeutics, Inc. 2019 Stock Incentive Plan (incorporated herein by reference to Annex E to the Registrant’s Registration Statement on Form S-4, as amended, filed on June 3, 2019)

4.5	Form of Option Agreement under the NeuBase Therapeutics, Inc. 2019 Stock Incentive Plan (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8, filed on August 16, 2019)

4.6	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.17 to the Registrant’s Registration Statement on Form S-8, filed on August 16, 2019)

5.1*	Opinion of Paul Hastings LLP

23.1*	Consent of Marcum, LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Paul Hastings LLP (included in Exhibit 5.1 of this Registration Statement)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh and the State of Pennsylvania, on January 11, 2021.

NEUBASE THERAPEUTICS, INC.

By:	/s/ Dr. Dietrich Stephan
Dr. Dietrich Stephan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of Dr. Dov A. Goldstein, Dr. Diego Miralles, Dr. Franklyn G. Prendergast and Mr. Eric I. Richman constitutes and appoints Dr. Dietrich Stephan and Mr. Sam Backenroth, and each of them, and that Dr. Dietrich Stephan constitutes and appoints Mr. Sam Backenroth, and that Mr. Sam Backenroth constitutes and appoints Dr. Dietrich Stephan, as his true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Dietrich Stephan	President and Chief Executive Officer and Director	January 11, 2021
Dr. Dietrich Stephan	(Principal Executive Officer)

/s/ Mr. Sam Backenroth	Chief Financial Officer, Treasurer and Secretary	January 11, 2021
Mr. Sam Backenroth	(Principal Financial and Accounting Officer)

/s/ Dr. Dov A. Goldstein	Director	January 11, 2021
Dr. Dov A. Goldstein

/s/ Dr. Diego Miralles	Director	January 11, 2021
Dr. Diego Miralles

/s/ Dr. Franklyn G. Prendergast	Director	January 11, 2021
Dr. Franklyn G. Prendergast

/s/ Mr. Eric I. Richman	Director	January 11, 2021
Mr. Eric I. Richman